EXHIBIT 4.1

                              TAG-IT PACIFIC, INC.

                           CERTIFICATE OF DESIGNATION
                   OF PREFERENCES, RIGHTS, AND LIMITATIONS OF
                      SERIES D CONVERTIBLE PREFERRED STOCK

      (Pursuant to Section 151(g) of the Delaware General Corporation Law)

         Tag-It Pacific, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), in accordance with the provisions of Section 151(g) thereof,

         DOES HEREBY CERTIFY that pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended by the Certificate of Amendment dated as of July 7, 1999, the Board of Directors on December 11, 2003, adopted the following resolution creating a fourth series of 572,818 shares of preferred stock, $0.001 par value per share, designated as Series D Convertible Preferred Stock:

         RESOLVED, that pursuant to the authority granted to the Board of Directors by Article IV of the Certificate of Incorporation of the Corporation, as amended (the "CERTIFICATE"), there is hereby created and the Corporation be, and it hereby is, authorized to issue 572,818 shares of a fourth series of preferred stock, designated "Series D Convertible Preferred Stock," which fourth series shall have, in addition to the terms set forth in the Certificate, the following, terms, conditions, powers, designations, preferences and privileges, relative, participating, optional, and other rights, and qualifications, limitations, and restrictions:

         A.       DESIGNATION AND AMOUNT.

                  (1) The shares of such series shall be designated as "Series D Convertible Preferred Stock," $0.001 par value per share (hereinafter referred to as "SERIES D PREFERRED") and the number of shares constituting all of the Series D Preferred shall be 572,818 shares. Any shares of Series D Preferred that are redeemed by the Corporation and retired and shares of Series D Preferred that are converted in accordance with Section E shall be restored to the status of authorized, unissued, and undesignated shares of the Corporation's class of Preferred Stock and shall not be subject to issuance, and may not thereafter be outstanding, as shares of Series D Preferred.

                  (2) Each share of Series D Preferred shall have a stated value equal to $44.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like)(the "SERIES D STATED VALUE").

         B. RANK. The Series D Preferred shall rank senior, with respect to dividend rights and rights on liquidation, winding up, and dissolution, to the common stock, $0.001 par value ("COMMON STOCK"), of the Corporation, the Series A Preferred Stock, $0.001 par value per share ("SERIES A PREFERRED"), of the Corporation, Series B Convertible Preferred Stock, $0.001 par value per share ("SERIES B PREFERRED"), of the Corporation, Series C Convertible Redeemable Preferred


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Stock, $0.001 par value per share ("SERIES C PREFERRED"), of the Corporation, or any other series of preferred stock, $0.001 par value per share ("PREFERRED STOCK") of the Corporation, now or hereafter authorized, issued, or outstanding.

         C.       DIVIDENDS.

                  (1) The shares of Series D Preferred shall be entitled to receive dividends on an as converted basis with shares of Common Stock when, as, and if declared by the Board of Directors out of funds legally available therefor and such dividends shall be non-cumulative.

                  (2) Notwithstanding the foregoing, the holders of Series D Preferred, in preference to the holders of Common Stock, the Series A Preferred, the Series B Preferred, the Series C Preferred, and any other series of Preferred Stock ranking junior to the Series D Preferred as to dividends, shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate of 5% of the Series D Stated Value (as such stated value may be adjusted for any stock dividends, combinations, or splits with respect to such shares)(the "DIVIDEND RATE") per annum per share, and no more, which shall be fully cumulative, shall accrue without interest (except as otherwise provided herein as to dividends in arrears) on a daily basis from June 1, 2004, whether or not declared by the Board of Directors, and shall be payable quarterly on March 31, June 30, September 30, December 31 of each year commencing September 30, 2004 (except that if any such date is not a business day, then such dividend shall be payable on the next succeeding day that is a business day)(each a "DIVIDEND PAYMENT DATE") to holders of record as they appear on the stock books of the Corporation on such date.

         Dividends on the Series D Preferred shall be paid in cash as herein provided. The amount of the dividends payable per share of Series D Preferred for each quarterly dividend period shall be computed by multiplying (x) the Dividend Rate TIMES (y) the Series D Stated Value and then dividing the product so obtained by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends not paid on a Dividend Payment Date, whether or not such dividends have been declared, will bear interest at a rate equal to the Dividend Rate in effect at such time PLUS 2% per annum (or such lesser rate equal to the highest rate permitted by applicable law) until paid.

                  (3) The Corporation shall not declare or pay any dividends on, or make any distributions with respect to any shares of Common Stock or series of Preferred Stock ranking junior to the Series D Preferred (other than dividends in Common Stock) unless and until all accrued dividends on the Series D Preferred have been paid in full.

         D.       LIQUIDATION PREFERENCE.

                  (1) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, subject to the rights of any series of Preferred Stock hereafter authorized, issued, or outstanding, the holders of Series D Preferred then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Common Stock, the Series A Preferred, the Series B Preferred, the Series C Preferred, or any series of Preferred Stock with rights junior to the


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Series D  Preferred,  an amount  per share of  Series D  Preferred  equal to the
Series D Stated Value, plus all accrued and unpaid dividends thereon (whether or not declared) to the date fixed for distribution. If upon, liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series D Preferred the full amount to which they shall be entitled pursuant to this Section D(1), then all the assets so available for distribution to the Corporation's stockholders shall be distributed ratably to the holders of the Series D Preferred in proportion to the aggregate amounts that would be payable to such holders if the assets of the Corporation were sufficient to pay the amount to which they were entitled pursuant to this Section D(1) and nothing more.

                  (2) Upon completion of the distributions required by paragraph (1) of this Section D, the holders of Series D Preferred shall not be entitled to any further participation in any distribution of assets by the Corporation.

         E.       CONVERSION.

                  (1) AUTOMATIC CONVERSION. Each share of Series D Preferred shall automatically convert into fully paid and nonassessable shares of Common Stock immediately following the approval of such conversion by the stockholders of the Corporation (the "AUTOMATIC CONVERSION DATE"). Each share of Series D Preferred will be converted into such number of shares of Common Stock equal to the product obtained by multiplying the Series D Conversion Rate then in effect by the number of shares of Series D Preferred being converted. The "SERIES D CONVERSION RATE" in effect at any time for conversion of the Series D Preferred shall be the quotient obtained by dividing (a) the Series D Stated Value by (b) the Series D Conversion Price. The "SERIES D CONVERSION PRICE" shall initially be $4.40. The Series D Conversion Price shall be adjusted from time to time in accordance with Sections F hereof.

                  (2) CONVERSION PROCEDURE. Upon the occurrence of any automatic conversion of the outstanding Series D Preferred, the holders of such stock shall surrender the certificates representing such shares at the principal executive office of Corporation, the offices of the transfer agent for the Series D Preferred, or such other place as may be designated by the Corporation. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in the name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such Series D Preferred was convertible on the Automatic Conversion Date and cash in respect of any fraction of a share as provided in Section E(3). On and after the Automatic Conversion Date, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock and shall be entitled to exercise all rights of the holders of Common Stock. All accrued and unpaid dividends on shares of Series D Preferred surrendered for conversion shall be paid in full as of the effective date of conversion. All shares of Common Stock resulting from the automatic conversion of Series D Preferred into Common Stock pursuant to Section E(1) shall be deemed fully paid and non-assessable.

                  (3) NO FRACTIONAL SHARES. The Corporation shall not be obligated to issue and deliver any fractional share of Common Stock upon any conversion of shares of Series D Preferred, but in lieu thereof shall pay to the holder converting such Series D Preferred an amount of based on the fair value of a share of Common Stock as of the time when those entitled to receive those fractions are determined. Whether or not fractional shares are issuable upon such conversion shall


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be  determined  on the basis of the total number of shares of Series D Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  (4) 9.9% LIMITATION. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired at any time by a holder of Series D Preferred upon conversion of Series D Preferred shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder's right to convert, exercise, or purchase similar to the limitation set forth herein ("EXCLUDED SHARES"), together with all shares of Common Stock beneficially owned at such time (other than by virtue of the ownership of Excluded Shares) by persons whose beneficial ownership of Common Stock would be aggregated with the beneficial ownership of such holder for purposes of determining whether a group exists or for purposes of determining the holder's beneficial ownership (the "AGGREGATION PARTIES"), in either case for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), Rule 13d-1 to 7, and Schedules 13D and 13G thereunder (including as the same is made applicable to Section 16 of the Exchange Act and the rules promulgated thereunder), would result in the beneficial ownership by such holder or such group of more than 9.9% of the shares of Common Stock for purposes of Section 13(d) or Section 16 of the Exchange Act and the rules promulgated thereunder. The Corporation and the holders of Series D Preferred agree that, if and to the extent this Section E(4) would restrict the conversion of the shares of Series D Preferred held by any holder (a "RESTRICTED HOLDER"), then notwithstanding anything to the contrary contained herein, only that portion of the shares of Series D Preferred held by the Restricted Holder as may be converted in accordance with this Section E(4) shall be converted and the remaining shares of Series D Preferred held by the Restricted Holder shall remain outstanding until the thirtieth (30th) day following the Automatic Conversion Date, at which time the remaining shares of Series D Preferred held by the Restricted Holder shall automatically convert into fully paid and nonassessable shares of Common Stock in the manner provided for in Section E(1) and the limitation on conversion set forth in this Section E(4) shall cease and be of no further force or effect. Any Restricted Holder will promptly (and in any event prior to the Automatic Conversion Date) notify the Corporation in writing if this Section E(4) would restrict conversion of such holder's Series D Preferred, specifying therein the number of shares of Series D Preferred so restricted. If at any time the limits in this Section E(4) make the shares of Series D Preferred held by any holder inconvertible in whole or in part, the Corporation shall not by reason thereof be relieved of its obligation to issue shares of Common Stock at any time or from time to time thereunder as an when shares of Common Stock may be issued in compliance with such restrictions.

         F.       ANTI-DILUTION ADJUSTMENTS.

                  (1) REORGANIZATIONS, MERGERS OR CONSOLIDATIONS. If, prior to the conversion of all of the Series D Preferred, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series D Preferred shall thereafter have the right to receive upon conversion of Series D Preferred, upon the basis and upon the terms and conditions specified herein and in lieu of shares of Common Stock, immediately theretofore issuable upon conversion, such stock, securities, and/or other assets that the holder would have been entitled to receive in such transaction had the Series D Preferred


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been  converted  immediately  prior to such  transaction,  and in any such  case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series D Preferred to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Series D Conversion Rate and the number of shares issuable upon conversion of the Series D Preferred) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any transaction described in this subsection
(1) unless (a) it first gives at least 10 business days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the holders of the Series D Preferred shall be entitled to convert their Series D Preferred into shares of Common Stock to the extent permitted hereby), and (b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation of the Corporation under the Articles of Incorporation, including the obligation of this Section F(1).

                  (2) ADJUSTMENT FOR STOCK SPLITS, DIVIDENDS, AND COMBINATIONS. If at any time or from time to time after the date of issuance of Series D Preferred, the Corporation shall subdivide or split-up the outstanding shares of Common Stock, or shall declare a dividend or other distribution on its outstanding Common Stock payable in shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock ("COMMON STOCK EQUIVALENTS"), without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), the Series D Conversion Price in effect immediately prior to such subdivision or the declaration of such dividend shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series D Preferred shall be increased in proportion to the increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Series D Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend, or combination, as the case may be.

                  (3) GOOD FAITH. The Corporation will not, by amendment of Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section F and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred against impairment.

                  (4) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series D Conversion Price pursuant to Section F, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the holders of Series D Preferred a certificate signed by the Chief Financial Officer (or an officer holding a similar position) of the Corporation setting forth (a) such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and (b) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his shares. The Corporation shall, upon the


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written  request  at any time of any  holder of Series D  Preferred,  furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Series D Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's Series D Preferred.

         G. VOTING RIGHTS. Except as otherwise required by the General Corporation Law of the State of Delaware or the Certificate, holders of Series D Preferred shall have no voting rights except that, unless the vote of the holders of a greater number of shares of the Series D Preferred shall then be required by law, the consent of holders of at least a 66-2/3% of all of the shares of Series D Preferred at the time outstanding given by written consent, or given in person or by proxy, by a vote at a meeting called for the purpose at which the holders of shares of Series D Preferred shall vote together as a class, shall be necessary for authorizing or effecting the amendment, alteration, or repeal of any of the provisions of this Certificate of Designation or the Certificate, which would affect adversely the preferences, rights, powers, or privileges of the Series D Preferred.

         H.       MISCELLANEOUS.

                  (1) Except as specifically set forth herein, all notices or communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, or telecopier addressed (a) if to the Corporation, to its office at 21900 Burbank Boulevard, Suite 270, Woodland Hills, California 91367, Attention: Chief Executive Officer, Telecopier: (818) 444-4110, and (b) if to the holder of the Series D Preferred, to such holder at the address of such holder as listed in the stock record books of the Corporation or to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given. All such notices and communications shall be deemed to have been duly given: (i) when delivered by hand, if personally delivered; (ii) five business days after being deposited in the mail, registered or certified mail, return receipt requested, postage prepaid, if mailed; (iii) when received after being deposited in the regular mail; (iv) the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; and (v) when receipt is acknowledged, if by telecopier or electronic mail.

                  (2) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series D Preferred or shares of Common Stock or other securities issued on account of Series D Preferred pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series D Preferred or Common Stock or other securities in a name other than that in which the shares of Series D Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment described in this sentence unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

                  (3) In the event that the holder of shares of Series D Preferred shall not by written notice designate the address to which the certificate or certificates representing shares of Common


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Stock  to be  issued  upon  conversion  of  such  shares  should  be  sent,  the
Corporation   shall  be  entitled  to  send  the   certificate  or  certificates
representing such shares to the address of such holder shown on the records of the Corporation or any transfer agent for the Series D Preferred.

                  (4) The Corporation may appoint, and from time to time discharge and change, a transfer agent of the Series D Preferred. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series D Preferred.

                  (5) The Corporation may appoint, and from time to time may replace, a conversion agent for the Series D Preferred. Upon any such replacement of the conversion agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series D Preferred.

                  (6) The Series D Preferred shall be transferable by the holders, provided that such transfer is made in compliance with applicable federal and state securities laws and any applicable agreements between the Corporation and the holders of Series D Preferred.

         IN WITNESS WHEREOF, this Certificate of Designation has been signed by its authorized officer, this 18th day of December, 2003.

                                              TAG-IT PACIFIC, INC.


                                              By:   /S/ COLIN DYNE
                                                  -------------------------
                                                    Colin Dyne
                                                    Chief Executive Officer